SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549





                            FORM 8-K


                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934





        Date of report (Date of earliest event reported):

                          JUNE 20, 1997


                   GOLF TRUST OF AMERICA, INC.
     (Exact name of registrant as specified in its charter)




         Maryland               000-22091            33-0724736
(State or Other Jurisdiction    (Commission       (I.R.S. Employer
      of Incorporation)         File Number)    Identification Number)





    14 North Adger's Wharf, Charleston, South Carolina 29401
       (Address of principal executive offices) (Zip Code)



                         (803) 723-4653
      (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS.

     Closing of Credit Facility

     On June 20, 1997 Golf Trust of America, L.P. (the "Operating Partnership"), a Delaware limited partnership in which a wholly-owned subsidiary of Golf Trust of America, Inc. (the "Company") is the sole general partner, closed a two-year, $100 million secured revolving credit facility with a group of four commercial banks led by NationsBank, N.A.

     Borrowings under the facility will carry a floating interest rate of LIBOR plus 1.75%-2.00%, with provisions for the rate to be reduced upon the attainment of a Senior Debt Rating.

     The closing of the credit facility was announced in a press release on June 23, 1997.


     Closing of Multi-Course Transaction

     On June 23, 1997 the Operating Partnership closed and funded an initial $69.9 million participating loan to Golf Host Resorts, Inc., a Colorado corporation affiliated with Starwood Capital Group LLC. The loan is secured by the Innisbrook Resort, a 63-hole destination golf and conference facility located near Tampa, Florida and the Tamarron Resort, an 18-hole destination golf and conference facility located near Durango, Colorado.

     The Operating Partnership funded the loan with net proceeds from the Company's initial public offering which closed in February 1997 and with borrowings under the credit facility from NationsBank, N.A. described above.

     The Company believes that the Innisbrook and Tamarron facilities represent two of the preeminent, upscale destination golf and conference facilities in the United States and that this transaction reinforces Golf Trust's strategy of acquiring or participating in the growth of upscale golf courses. The transaction was structured in a participating loan format that provides the Company with an accretive rate of return that the Company believes is competitive with its purchase/leaseback structure. Through the loan's structure, the Company will participate in the growth in revenues through a participating interest feature and will have the right to acquire the Innisbrook Resort at the expiration of the loan term.

     The initial loan of $69.9 million will be followed by a $9 million loan, a portion of which was funded at closing, which will be used for a nine-hole expansion and other improvements to the Innisbrook Resort facilities, currently underway. The loan term is thirty (30) years, with an initial base interest rate of 9.63% per annum, annual increases (of at least 5% but no more than 7%) in the interest payment for the first five years, and a participating interest feature throughout the term based upon the growth in revenues, if any, over the base year.

     The closing of the loan was announced in a press release on June 24, 1997.

     Golf Host Resorts, Inc. has been admitted to the Operating Partnership as a limited partner. Golf Host Resorts, Inc. used $8,975,000 of the proceeds of the loan to purchase 274,039 units of limited partnership interest in the Operating Partnership ("OP Units") together with 159,326 shares of common stock of the Company and an option to purchase an additional 150,000 shares of common stock of the Company at a price (subject to certain adjustments) of $26.00 per share, exercisable before December 31, 1997 (subject to extension in certain circumstances). The purchase of shares and OP Units by Golf Host Resorts, Inc. gives it an approximate 3.92% equity interest in the Company and an approximate 3.23% limited partner's interest in the Operating Partnership. Such interests represent an approximate 5.11% ecomonic interest in the Company and the Operating Partnership, considered as one entity. The Company retains an aggregate approximate 47.99% limited and general partner's interest in the Operating Partnership through its two wholly-owned subsidiaries, GTA LP, Inc. and GTA GP, Inc.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
AND EXHIBITS.

     (c)  Exhibits

     The following exhibits are part of this current report on Form 8-K and are numbered in accordance with Item 601 of Regulation S-K.


Exhibit No.         Description


10.1 Credit Agreement, dated as of June 20, 1997, by and among Golf Trust of America, L.P., as Borrower, Golf Trust of America, Inc., GTA GP, Inc. and GTA LP, Inc., as Guarantors, the Lenders referred to therein, and NationsBank N.A., as Agent.

10.2 Loan Agreement, dated as of June 20, 1997, by and between Golf Host Resorts, Inc., as Borrower, and
               Golf Trust of America, L.P., as Lender.





                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              GOLF TRUST OF AMERICA, INC.
                                        (Registrant)


Date:  July 31, 1997          By:  /s/ W. Bradley Blair, II
                              Name:  W. Bradley Blair, II
                              Title:  President and Chief
                                      Executive Officer





                          EXHIBIT INDEX

     Pursuant to Item 601(a)(2) of Regulation S-K, this exhibit index immediately precedes the exhibits.


Exhibit No.         Description


10.1 Credit Agreement, dated as of June 20, 1997, by and among Golf Trust of America, L.P., as Borrower, Golf Trust of America, Inc., GTA GP, Inc. and GTA LP, Inc., as Guarantors, the Lenders referred to therein, and NationsBank N.A., as Agent.

10.2 Loan Agreement, dated as of June 20, 1997, by and between Golf Host Resorts, Inc., as Borrower, and
               Golf Trust of America, L.P., as Lender.